Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Jernigan Capital, Inc. on Form S-8 of our report dated February 18, 2017, with respect to the consolidated balance sheet, consolidated statement of operations, consolidated statements of members’ equity, and consolidated statement of cash flows of Franklin Parent, LLC and Subsidiary for the year ended December 31, 2016, included in Jernigan Capital, Inc.’s Annual Report on Form 10-K filed with the Securities & Exchange Commission on March 8, 2017.

/s/ FRAZEE IVY DAVIS, PLC

Memphis, TN
May 3, 2017